Flushing Financial Corporation                          Atlantic Liberty
                                                        Financial Corp.




CONTACT:

John R. Buran                             Barry M. Donohue
President and Chief Executive Officer     President and Chief Executive Officer
Flushing Financial Corporation            Atlantic Liberty Financial Corporation
(718) 961-5400                            (718) 855-3555

FOR IMMEDIATE RELEASE

    Flushing Financial Corporation and Atlantic Liberty Financial Corporation
                     Announce Shareholder Approval of Merger

LAKE SUCCESS, New York and BROOKLYN, New York, June 21, 2006 -- Flushing Financial Corporation (NASDAQ: FFIC) ("Flushing Financial"), the parent holding company for Flushing Savings Bank, FSB, and Atlantic Liberty Financial Corporation (NASDAQ: ALFC) ("Atlantic Liberty"), the parent holding company for Atlantic Liberty Savings, FA, today announced that at the special meeting of shareholders of Atlantic Liberty held on June 21, 2006, Atlantic Liberty's shareholders voted to approve the Agreement and Plan of Merger dated December 20, 2005 by and between Flushing Financial and Atlantic Liberty, and the transactions contemplated by the merger agreement.

Earlier this month, Flushing Financial and Atlantic Liberty received approval from the Office of Thrift Supervision to complete the merger. The merger is expected to be completed by June 30, 2006.

Flushing Financial Corporation is the $2.4 billion holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through ten banking offices located in Queens, Brooklyn, Manhattan and Nassau County. Additional information regarding Flushing Financial Corporation may be obtained by visiting its web site at www.flushingsavings.com.

Atlantic Liberty Financial Corporation is a $180 million holding company that operates its main business activities through its subsidiary savings association in Brooklyn, New York. Atlantic Liberty Savings was originally a New York building and loan association serving the Brooklyn community since 1888. It became a federally chartered savings association in 1983. Atlantic Liberty Savings conducts its business from their main office and one branch office, both of which are located in prime areas of Brooklyn. Additional information regarding Atlantic Liberty Financial Corporation may be obtained by visiting its web site at http://www.atlanticlibertysavings.com.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the proxy statement/prospectus. The shares of common stock to be issued in the merger are not savings accounts, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any government agency.


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